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                                                                    Exhibit 21.1

Chordiant Software International, Inc., a Delaware corporation
Prime Response, Inc., a Delaware corporation
White Spider Software, Inc., a Delaware corporation
Chordiant Software International SARL, a French company
Chordiant Software International GmbH, a German company